EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE REPORTS SECOND QUARTER RESULTS

Strong Growth in Software License Revenues and Operating Margins Drive Increased Earnings; Company Raises Fiscal Year 2006 Earnings Guidance

BEDFORD, Mass., April 20, 2006 - MRO Software, Inc. (Nasdaq: MROI), the leading provider of asset and service management solutions, today announced results for the Company’s second quarter of fiscal 2006 ended March 31, 2006.

Total revenues for the second quarter were $57.2 million compared with $43.2 million for the second quarter last year, an increase of 32 percent. The Company reported net income for the second quarter of $6.9 million or $0.26 per diluted share, compared with net income of $0.6 million or $0.02 per diluted share for the same quarter of last year.

Revenues from software license sales for the second quarter were $17.7 million, compared with $10.2 million for the same quarter last year, an increase of 74 percent. On a fiscal year-to-date basis through March 31, 2006, software license revenue has increased 22 percent over the first half of fiscal 2005. Support and services revenues were $39.5 million for the second quarter, compared with $33.0 million for the same quarter last year, an increase of 20 percent.

During the second quarter, the Company sold 197 software licenses. Customers across a range of industries and geographies purchased MRO Software products during the quarter including: Amtrak, BA Energy, City of Asheville, City of Corpus Christi, Danbury Hospital, IAP World Services, Inc., Mohegan Sun, Mount Sinai Medical Center, Regional Municipality of York, Saudi Business Machines Ltd, University of Texas Medical Branch, U.S. Air Force, and the U.S. Army.

The balance sheet as of March 31, 2006 contained $143.2 million in cash and marketable securities and no long-term debt. This compares with $133.2 million in cash and marketable securities as of September 30, 2005, an increase of $10 million for the first half of the fiscal year. As of March 31, 2006, deferred revenue was $36.9 million, and days sales outstanding (DSO) was 72 days.

“We delivered very strong financial results in our fiscal second quarter. Our performance was driven by record quarterly revenue and improved productivity throughout all our operations,” said Chip Drapeau, president and CEO, MRO Software. “Sales of Maximo Enterprise Suite (MXES) continued to gain momentum, representing 50 percent of our software revenue for the quarter. The combination of MXES, vertical solutions and our IT and Service Management products has given us a strong competitive boost.”

“We have worked hard to improve our productivity and drive increases in operating margins and earnings,” said Peter Rice, executive vice president and CFO, MRO Software. “At the same time our balance sheet has continued to strengthen with increases in cash and deferred maintenance revenues.”

For fiscal year 2006, the Company has updated the guidance provided last quarter. The Company expects overall revenue growth will remain in the range of 5 to 10 percent over fiscal 2005, with software revenues expected to remain in the range of 10 to 20 percent over fiscal 2005. As a result of the improved operating efficiencies, the Company has increased its guidance for its fiscal 2006 earnings. The Company now expects fiscal 2006 earnings to be in a range of $0.85 to $0.90 per diluted share; this represents a more than 40 percent increase over the range of $0.60 to $0.65 per diluted share as stated in the Company’s previous earnings guidance.

The Company will conduct a conference call to discuss the quarter’s results on Thursday, April 20, 2006 at 4:30 p.m. EDT.

To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804; all participants should use conference ID 7599559. A digital recording of the call will be available beginning two hours after the call and will be available through January 26, 2006. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291; all participants should use conference the same ID: 7599559.

A webcast of the call is available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor.

About MRO Software, Inc.
MRO Software is the leading provider of asset and service management solutions. The Company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees and more than 300,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things: continued stagnation in the market for our traditional products; increased competitive pressures; slower than anticipated customer acceptance of our new products; the Company’s reliance on, and unanticipated delays or obstacles to, larger software license transactions; and those factors discussed in the Section entitled “Risk Factors” in Item 2 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.

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Maximo® is a registered trademark, and MRO SoftwareTM and MXESTM are trademarks, of MRO Software, Inc.

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
(in thousands, except per share data)
Revenues:
Software	$17,662	$10,174	30,477	$24,998
Support and services	39,550	33,005	75,867	65,537
Total revenues	57,212	43,179	106,344	90,535

Cost of revenues:
Software	1,917	1,199	3,300	2,479
Support and services	17,373	16,320	33,547	31,935
Total cost of revenues	19,290	17,519	36,847	34,414

Gross profit	37,922	25,660	69,497	56,121

Operating expenses:
Sales and marketing	15,731	13,351	29,332	28,582
Product development	7,789	6,958	15,242	13,738
General and administrative	4,983	4,550	9,611	9,120
Total operating expenses	28,503	24,859	54,185	51,440

Income from operations	9,419	801	15,312	4,681

Interest income, net	1,215	647	2,440	1,118
Other income/(expense), net	208	(499)	17	71

Income before income taxes	10,842	949	17,769	5,870

Provision for income taxes	3,908	330	6,619	2,088

Net income	$6,934	$619	$11,150	$3,782

Net income per share, basic	$0.27	$0.02	$0.43	$0.15
Net income per share, diluted	$0.26	$0.02	$0.42	$0.15

Shares used to calculate net income per share
Basic	25,722	25,238	25,658	25,141
Diluted	26,603	25,727	26,597	25,559

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2006	September 30, 2005
(in thousands)
ASSETS

Cash and cash equivalents	$131,250	$120,301
Marketable securities	6,131	5,130
Accounts receivable, net	45,756	40,362
Other current assets	9,187	6,678
TOTAL CURRENT ASSETS	192,324	172,471

Marketable securities	5,774	7,743
Property and equipment, net	7,058	7,210
Intangible assets, net	48,598	49,455
Other assets	8,677	9,491
TOTAL ASSETS	$262,431	$246,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$27,169	$30,116
Deferred revenue	36,496	31,718
TOTAL CURRENT LIABILITIES	63,665	61,834

Other long term liabilities	2,464	2,830
TOTAL LIABILITIES	66,129	64,664

STOCKHOLDERS' EQUITY	196,302	181,706

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$262,431	$246,370

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